Exhibit 5.1
To Elastic N.V. (the "Issuer")
Keizersgracht 281
1016 ED Amsterdam

Date 25 June 2021	Gaby Smeenk
Advocaat

Our ref.    M37216431/2/74707531/tn

Dear Sir/Madam,

Registration with the US Securities and Exchange Commission of ordinary shares in the capital of the Issuer

1    Introduction
I act as Dutch legal adviser (advocaat) to the Issuer in connection with the Registration.
Certain terms used in this opinion are defined in Annex 1 (Definitions).
2    Dutch Law
This opinion is limited to Dutch law in effect on the date of this opinion. It (including all terms used in it) is to be construed in accordance with Dutch law.
3    Scope of Inquiry
I have examined, and relied upon the accuracy of the factual statements in the following documents:
(a)    A copy of:
(i)    the Registration Statement; and
(ii)    the 2012 Stock Option Plan.
(b)    A copy of:
(i)    the Issuer's deed of incorporation, as provided to me by the Chamber of Commerce (Kamer van Koophandel);
(ii)    the Board Rules; and
(iii)    the Trade Register Extract.
(c)    A copy of each Corporate Resolution.
(d)    A copy of:
(i)    the Deed of Conversion; and
(ii)    the Deed of Amendment.

De Brauw Blackstone Westbroek N.V., Amsterdam, is registered with the Trade Register in the Netherlands under no. 27171912. All services and other work are carried out under an agreement of instruction ("overeenkomst van opdracht") with De Brauw Blackstone Westbroek N.V. The agreement is subject to the General Conditions, which have been filed with the register of the District Court in Amsterdam and contain a limitation of liability. Client account notaries ING Bank IBAN NL83INGB0693213876 BIC INGBNL2A.

In addition, I have also examined such documents, and performed such other investigations, as I considered necessary for the purpose of this opinion. My examination has been limited to the text of the documents.

4    Assumptions
I have made the following assumptions:
(a)
(i)    Each copy document conforms to the original and each original is genuine and complete.
(ii)    Each signature is the genuine signature of the individual concerned.
(iii)    The Registration Statement has been or will be filed with the SEC in the form referred to in this opinion.
(b)
(i)    The Board Rules remain in force without modification.
(ii)    Each Corporate Resolution:
(A)    has been duly adopted (including, in the case of a shareholders' resolution, by all persons entitled to vote on that resolution) and remains in force without modification; and
(B)    complies with the requirements of reasonableness and fairness (redelijkheid en billijkheid).
(c)
(i)    At the time of each grant of a Stock Option or Stock Award and each issue of a Registration Share:
(A)    the 2012 Stock Option Plan remained and remains in full force and effect without modification (other than any change of the maximum aggregate number of Ordinary Shares that may be issued under the 2012 Stock Option Plan);
(B)    the aggregate number of (A) Ordinary Shares that have been issued or delivered, and (B) Ordinary Shares that will be issued or delivered, each time under the 2012 Stock Option Plan, has not or will not exceed the maximum number permitted under the 2012 Stock Option Plan; and
(C)    the number of Ordinary Shares available for issue under the Issue Authorisation was sufficient to allow for the grant or issue.
(ii)
(A)    Each Stock Option and each Stock Award has been or will be validly granted, accepted and (in case of a Stock Option) exercised in accordance with the 2012 Stock Option Plan;
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(B)    Each Stock Option is and will be valid, binding and enforceable against each party; and
(C)    The grant of each Stock Option and each Stock Award has been or will have been validly authorised.
(iii)    The Issuer's authorised capital at the time of each grant of a Stock Option or a Stock Award and each issue of a Registration Share was or will be sufficient to allow for the grant or issue.
(iv)    Each Registration Share will have been:
(A)    issued in accordance with the 2012 Option Plan and in the form and manner prescribed by the Issuer's articles of association at the time of issue; and
(B)    validly accepted by the holder of the relevant Stock Option or Stock Award.
(v)
(A)    Each Registration Share will have been paid in cash or, if the Issuer's board so approves in accordance with the Issuer's articles of association at the time of issue, at the expense of the reserves of the Issuer; and
(B)    The nominal amount of each Registration Share and any agreed share premium will have been validly paid.
5    Opinion
Based on the documents and investigations referred to and assumptions made in paragraphs 3 and 4 and subject to any matters not disclosed to me (including force (bedreiging), fraud (bedrog), undue influence (misbruik van omstandigheden) or a mistake (dwaling), in connection with any issue of a Registration Share) I am of the following opinion:
(a)    When issued, the Registration Shares will have been validly issued and will be fully paid and nonassessable1.
6    Reliance
(a)    This opinion is an exhibit to the Registration Statement and may be relied upon for the purpose of the Registration and not for any other purpose. It may not be supplied, and its contents or existence may not be disclosed, to any person other than as an Exhibit to (and therefore together with) the Registration Statement.
(b)    Each person accepting this opinion agrees, in so accepting, that only De Brauw will have any liability in connection with this opinion, that the agreement in this paragraph 6(b) and all liability and other matters relating to this opinion will be governed exclusively by Dutch law and that the Dutch courts will have exclusive jurisdiction to settle any dispute relating to this opinion.
(c)    The Issuer may:
(i)    file this opinion as an exhibit to the Registration Statement; and
1 In this opinion, "nonassessable" – which term has no equivalent in Dutch – means, in relation to a share, that the issuer of the share has no right to require the holder of the share to pay to the issuer any amount (in addition to the amount required for the share to be fully paid) solely as a result of his shareholdership.
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(ii)    refer to De Brauw giving this opinion in the Exhibit Index in the Registration Statement.
The previous sentence is no admittance from me (or De Brauw) that I am (or De Brauw is) in the category of persons whose consent for the filing and reference as set out in that sentence is required under article 7 of the Securities Act or any rules or regulations of the SEC promulgated under it.

Yours faithfully, De Brauw Blackstone Westbroek N.V.
/s/ Gaby Smeenk
Gaby Smeenk
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Annex 1 – Definitions
In this opinion:
"2012 Stock Option Plan" means the Elasticsearch Global B.V. 2012 Stock Option Plan, effective as of 26 September 2012, as amended and restated by the Elastic N.V. Amended and Restated 2012 Stock Option Plan, adopted by the Issuer on 28 September 2018, effective as of 4 October 2018.
"Board Rules" means the rules governing the Issuer's board of directors adopted by the Issuer on 18 September 2018, effective as of 4 October 2018, as most recently amended on 26 October 2020.
"Board Resolution" means each of:
(a)    a written resolution of the Issuer's board dated 26 September 2012 to adopt the 2012 Stock Option Plan;
(b)    the minutes of the meeting of the Issuer's board dated 17 February 2014, including a resolution to increase the maximum amount of options to be granted under the 2012 Stock Option Plan from 4,596,590 to 8,246,590 (the "First Increase of Option Pool");
(c)    a written resolution of the Issuer's board dated 20 May 2014 to increase the maximum amount of options to be granted under the 2012 Stock Option Plan from 8,246,590 to 8,685,602 (the "Second Increase of Option Pool");
(d)    a written resolution of the Issuer's board dated 17 December 2015 to increase the maximum amount of options to be granted under the 2012 Stock Option Plan from 8,685,602 to 13,246,590 (the "Third Increase of Option Pool");
(e)    a written resolution of the Issuer's board dated 11 June 2016 to increase the maximum amount of options to be granted under the 2012 Stock Option Plan from 13,246,590 to 13,685,602 (the "Fourth Increase of Option Pool");
(f)    a written resolution of the Issuer's board dated 4 April 2017 to increase the maximum amount of options to be granted under the 2012 Stock Option Plan from 13,685,602 to 20,185,602 (the "Fifth Increase of Option Pool");
(g)    a written resolution of the Issuer's board dated 15 November 2017 to increase the maximum amount of options to be granted under the 2012 Option Plan from 20,185,602 to 23,185,602 (the "Sixth Increase of Option Pool");
(h)    a written resolution of the Issuer's board dated 27 March 2018 to increase the maximum amount of options to be granted under the 2012 Stock Option Plan from 23,185,602 to 27,685,602 (the "Seventh Increase of Option Pool");
(i)    a written resolution of the Issuer's board dated 13 July 2018 to increase the maximum amount of options to be granted under the 2012 Stock Option Plan from 27,685,602 to 30,185,602 (the "Eighth Increase of Option Pool");
(j)    the minutes of the meeting of the Issuer's board held on 18 September 2018, including the resolutions to:
(i)    adopt the amended and restated 2012 Stock Option Plan; and
(ii)    increase the maximum amount of options to be granted under the 2012 Stock Option Plan from 30,185,602 to 39,685,602 (the "Ninth Increase of Option Pool");
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(k)    a written resolution of the Issuer's board dated 1 August 2019 to increase the maximum amount of the options to be granted under the 2012 Stock Option Plan from 39,685,602 to 43,369,356 (the "Tenth Increase of Option Pool");
(l)    the minutes of the meeting of the Issuer's board held on 17 April 2020, including the resolution to increase the maximum amount of the options to be granted under the 2012 Stock Option Plan from 43,369,356 to 47,512,205 (the "Eleventh Increase of Option Pool"); and
(m)    the minutes of the meeting of the Issuer's board held on 14 April 2021, including the resolution to increase the maximum amount of the options to be granted under the 2012 Stock Option Plan from 47,512,205 to 52,038,904 (the "Twelfth Increase of Option Pool").

"Corporate Resolution" means each Board Resolution and each Shareholder Resolution.
"De Brauw" means De Brauw Blackstone Westbroek N.V.
"Deed of Amendment" means the deed of amendment (akte van statutenwijziging) of the articles of association of the Issuer dated 10 October 2018 providing for the increase of the Company's authorised capital to EUR 3,300,000 divided into 165,000,000 Ordinary Shares and 165,000,000 preference shares with a nominal value of EUR 0.01 each.
"Deed of Conversion" means the deed of conversion and amendment of the articles of association of the Issuer (akte van omzetting en statutenwijziging Elastic B.V. (na omzetting en statutenwijziging genaamd Elastic N.V.)) dated 10 October 2018 providing for the conversion of the Issuer into a limited liability company and amendment of the articles of association.
"Dutch law" means the law directly applicable in the Netherlands.
"Issue Authorisation" is defined in the definition of "Shareholder Resolution".
"Issuer" means Elastic N.V., a public company with limited liability with seat in Amsterdam, the Netherlands, Trade Register number 54655870.
"Ordinary Share" means an ordinary share (gewoon aandeel), nominal value of EUR 0.01, in the capital of the Issuer.
"Registration" means the registration of the Registration Shares with the SEC under the Securities Act.
"Registration Shares" means up to 4,526,699 Ordinary Shares to be issued by the Issuer pursuant to the 2012 Stock Option Plan, upon exercise of Stock Options or in the form of Stock Awards.
"Registration Statement" means the registration statement on form S-8 dated 25 June 2021 in relation to the Registration (excluding any documents incorporated by reference in it and any exhibits to it).
"SEC" means the U.S. Securities and Exchange Commission.
"Securities Act" means the U.S. Securities Act of 1933, as amended.
"Shareholder Resolution" means each of:
(a)    a written resolution of the Issuer's general meeting dated 26 September 2012 to approve the resolution of the Issuer's board to adopt the 2012 Stock Option Plan;
(b)    the minutes of the extraordinary meeting of the holders of convertible preference shares held on 7 March 2014, including a resolution to approve the First Increase of Option Pool;
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(c)    a written resolution of the Issuer's general meeting dated 21 May 2014, including the resolution of the meeting of holders of convertible preference shares to approve the Second Increase of Option Pool;
(d)    the minutes of the extraordinary meeting of the holders of convertible preference shares held on 5 January 2016, including a resolution to approve the Third Increase of Option Pool;
(e)    the minutes of the extraordinary meeting of the holders of convertible preference shares held on 27 June 2016, including a resolution to approve the Fourth Increase of Option Pool;
(f)    the minutes of the extraordinary meeting of the holders of convertible preference shares held on 24 April 2017, including a resolution to approve the Fifth Increase of Option Pool;
(g)    the minutes of the extraordinary meeting of the holders of convertible preference shares held on 28 November 2017, including a resolution to approve the Sixth Increase of Option Pool;
(h)    the minutes of the extraordinary meeting of the holders of convertible preference shares held on 2 April 2018, including a resolution to approve the Seventh Increase of Option Pool;
(i)    the minutes of the extraordinary meeting of holders of convertible preference shares dated 19 July 2018, including a resolution to approve the Eight Increase of Option Pool;
(j)    the minutes of the meeting of the Issuer's general meeting of shareholders held on 28 September 2018, including the resolutions to:
(i)    approve the amended and restated 2012 Stock Option Plan;
(ii)    effective as of the Deed of Conversion, authorise the Issuer's board for a period of five years to:
(A)    issue up to and/or grant rights to Ordinary Shares up to the number of Ordinary Shares included in the Company's authorised share capital from time to time, for a period of five years; and
(B)    restrict and/or exclude pre-emptive rights in respect of issuances of Ordinary Shares or grant of rights to subscribe for Ordinary Shares
(the "Issue Authorisation"); and
(k)    the minutes of the extraordinary meeting of holders of convertible preference shares held on 28 September 2018, including a resolution to approve the Ninth Increase of Option Pool.
"Stock Award" means any issue of Registration Shares pursuant to the 2012 Stock Option Plan other than as a result of the exercise of any Stock Option.
"Stock Option" means an option or a stock appreciation right pursuant to the 2012 Stock Option Plan, each representing the right to acquire a Registration Share.
"the Netherlands" means the part of the Kingdom of the Netherlands located in Europe.
"Trade Register Extract" means a Trade Register extract relating to the Issuer provided by the Chamber of Commerce and dated 25 June 2021.

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